Exhibit 99.2

Left Behind Games Acquires Assets of Cloud 9 Games

and Signs President Curtis Ratica to Three-Year Deal

Press Release Source: Left Behind Games Inc. On Monday October 25, 2010, 9:55 am EDT

LOS ANGELES--(BUSINESS WIRE)-- Left Behind Games Inc. LFBG.ob - News), dba LB Games®, the leading publisher of exclusively Christian video games, announced today that it has acquired the assets of Cloud 9 Games™, a company viewed as the second most successful Christian video games publisher.

Cloud 9 Games President, Curtis Ratica, a sixteen year video game industry veteran says, “I’m delighted to be officially working with LB Games for the next three years. LB Games is a first-class organization. Working with the company during the past six months to develop Praise Champion and King Solomon’s Trivia Challenge resulted in remarkable synergy. I believe this is just the beginning of a new chapter in the future of Christian video games.”

Cloud 9 Games’ products are currently distributed by EMI, a multi-billion dollar media organization which is the largest distributor of Christian music in the world. Cloud 9 Games can be purchased through many Christian retailers such as Family Christian Stores, Parable, Berean, Mardel, Lifeway and many more. To learn more, go to: www.cloud9games.com.

LB Games® CEO, Troy Lyndon says, “We are hopeful to leverage Curtis’ Xbox and other console development experiences soon. Meanwhile, we are pleased to own and publish his newest PC titles, Praise Champion and King Solomon’s Trivia Challenge, which we will present to Walmart later this week during our national line review.”

About Left Behind Games Inc.

Left Behind Games Inc., dba LB Games®, dba Inspired Media Entertainment™, is publicly-traded and a leading pioneer in the new genre of Christian video game software. For more information, go to www.leftbehindgames.com.

LB GAMES is a registered trademark and Inspired Media Entertainment is a trademark of Left Behind Games Inc. in the U.S. and other countries. All rights reserved. LEFT BEHIND is a registered trademark of Tyndale House Publishers, Inc. in the U.S. and other countries. All rights reserved.

Caution Concerning Forward-Looking Statements

This release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or expectations of Left Behind Games. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that results may differ materially from such statements.

Contact:

Left Behind Games Inc.

MEDIA CONTACT:

Angela Dalmas

(916) 990-3447 direct

angela@inspiredmedia.com

or

INVESTOR RELATIONS CONTACT:

Norma Mortensen

(951) 894-6597 ext 334

norma@inspiredmedia.com